Exhibit 99.1

Aerie Pharmaceuticals Initiates Phase 2b Study of PG324, a Novel Fixed-Combination Product to Treat Patients with Glaucoma or Ocular Hypertension

Product Candidate Features AR-13324, Aerie’s Lead Compound, Combined with Latanoprost in a Single Drop Once-Daily Therapy

Topline Results of Phase 2b Study Expected in Mid-2014

BEDMINSTER, N.J. & RESEARCH TRIANGLE PARK, N.C. & NEWPORT BEACH, Calif.—JANUARY 30, 2014 — Aerie Pharmaceuticals, Inc. (NASDAQ:AERI), a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class glaucoma therapies, today announced dosing of the first patients enrolled in the Company’s Phase 2b study of PG324, a novel, fixed-combination of Aerie’s AR-13324 and latanoprost, a prostaglandin analogue that is the most widely prescribed glaucoma drug. The 28-day Phase 2b clinical trial is expected to enroll approximately 300 patients with glaucoma or ocular hypertension and will compare two concentrations of PG324 to latanoprost and to AR-13324, all dosed once daily. The efficacy endpoint will be superiority of PG324 to each of its components, as measured by the lowering of mean diurnal intraocular pressure (IOP) on Day 28 compared to baseline. Topline results of this trial are currently expected in mid-2014.

Brian Levy, O.D., M.Sc., Aerie’s Chief Medical Officer, commented, “Aerie’s Phase 2b trial of PG324 is based on substantial and compelling results we have achieved with our lead candidate, AR-13324, as well as preclinical proof of concept studies for PG324. In addition to our recent positive AR-13324 Phase 1 findings, including reductions in IOP in individuals who are normotensive, previous Phase 2b testing of AR-13324 demonstrated significant IOP lowering in the range of 5.7 to 6.2 mmHg in patients with elevated IOP, with consistent IOP lowering across all baseline IOPs tested in the clinical study. We believe that adding latanoprost to AR-13324 in our fixed-combination product has the potential to provide for maximal IOP lowering in patients with glaucoma and ocular hypertension, by targeting all currently known mechanisms of action that affect intraocular pressure.”

If approved, Aerie believes that PG324 would be the first glaucoma product to lower IOP through potentially four mechanisms of action: increasing fluid outflow through the trabecular pathway or primary drain, increasing fluid outflow through the uveoscleral pathway or secondary drain, reducing fluid production in the eye, and potentially also lowering episcleral venous pressure. The Company further believes that PG324, if approved, would be the only glaucoma product that covers the full spectrum of these IOP-lowering mechanisms, thereby providing a greater IOP-lowering effect than any currently approved glaucoma product.

“Aerie has been at the forefront of understanding the unmet needs in glaucoma and exploring new mechanisms of action to effect greater reductions in IOP, which ultimately can help protect and maintain patients’ vision,” said Vicente Anido, Ph.D., Chairman and Chief Executive Officer at Aerie. “Looking forward, we have an aggressive development timeline, with the expectation that in the next 18 months, in addition to reporting the results of our PG324 Phase 2b trial, we will also report Phase 3 efficacy data from our AR-13324 program and will have achieved Phase 3 readiness for PG324. With full ownership of these novel products, including IP protection that runs through at least 2030, we are in a very strong position to maximize the value of these programs and further advance toward potential regulatory review and commercialization.”

About Aerie Pharmaceuticals, Inc.

Aerie is a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class glaucoma therapies. The Company is preparing for two Phase 3 registration trials, where the primary efficacy endpoint will be to demonstrate non-inferiority of IOP lowering for AR-13324 (dosed once daily) compared to timolol (dosed twice daily). The Company also started a Phase 2b clinical trial of its fixed-dose combination product PG324, where the primary efficacy endpoint will be to demonstrate superiority of PG324 to each of its components.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the success, timing and cost of our ongoing clinical trials and anticipated Phase 3 and Phase 2b clinical trials for our current product candidates, including statements regarding the timing of initiation and completion of the trials; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect, to our product candidates; our estimates regarding anticipated capital requirements and our needs for additional financing; our expectations regarding the clinical effectiveness of our product candidates and results of our clinical trials; the potential advantages of our product candidates; our ability to protect our proprietary technology and enforce our intellectual property rights; and our expectations related to the use of proceeds from our initial public offering. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on regulatory approvals and economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We discuss many of these risks in greater detail under the heading “Risk Factors” section contained in our final prospectus from our initial public offering which is on file with the

Securities and Exchange Commission (SEC) and in the quarterly and annual reports that we file with the SEC. Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Aerie Pharmaceuticals

Richard Rubino, 908-470-4320

rrubino@aeriepharma.com

or

Burns McClellan, Inc. on behalf of Aerie Pharmaceuticals

Angeli Kolhatkar - Investors

akolhatkar@burnsmc.com

Justin Jackson - Media

jjackson@burnsmc.com

Both: 212-213-0006

Source: Aerie Pharmaceuticals, Inc.

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